EXHIBIT 99.1
CONTACT:
Steven Moore, Chief Financial Officer
408-200-9221
smoore@pixelworks.com
Pixelworks Announces Share Repurchase Program
Company Also Reiterates Third Quarter 2007 Guidance
TUALATIN, Ore. — September 25, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, today announced that its board of directors has approved a stock repurchase program that authorizes the Company to repurchase up to $10 million worth of the Company’s common stock over the next twelve months.
The program does not obligate Pixelworks to acquire any particular amount of common stock and may be modified or suspended at any time at the Company’s discretion. Stock repurchases under the program may be made through open market and privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.
The repurchases will be funded from available working capital. As of June 30, 2007, Pixelworks had cash, cash equivalents and short-term marketable securities of approximately $110 million and as of September 21, 2007 the Company had approximately 49.0 million shares of common stock outstanding.
Hans Olsen, President and CEO of Pixelworks, Inc., stated, “With our stock repurchase program announcement today, we reaffirm our confidence and optimism in the long term future of the company and as well our commitment to deliver value to our shareholders. We believe that at current stock price trading levels the company’s stock is undervalued, and that its repurchase at these prices is appropriate.”
Pixelworks also reiterated guidance for its 2007 third quarter, which was originally provided on July 26, 2007. The Company expects to be at the upper end of the previously provided revenue guidance of $26.5 million to $28.5 million and continues to anticipate a non-GAAP net loss of $(0.00) to $(0.05) per share and a GAAP net loss of $(0.07) to $(0.13) per share. Pixelworks does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized; and the Company not intend to provide updates to its quarterly guidance on a regular basis.
Conference Call Information
Hans Olsen, Pixelworks President and CEO, and Steven Moore, Pixelworks Vice President of Finance and CFO, will host a conference call at 2 p.m. PDT today, September 25, 2007, to discuss the Company’s stock repurchase program.
The conference call will be open to all interested investors through telephone and live audio Web broadcast. The conference call can be accessed by calling 617-213-8061 and using pass code 31864541. The Web broadcast can be accessed by visiting the Company’s investor page at www.pixelworks.com. For those unable to listen to the live Web broadcast, it will be archived through October 25, 2007. A replay of the conference call will also be available through midnight on September 28, 2007, and can be accessed by calling 617-801-6888 and using pass code 89108120.

About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor and discrete ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
Pixelworks® and the Pixelworks logo® are trademarks of Pixelworks, Inc. All other trademarks are the property of their respective owners.
Non-GAAP Financial Measures
This press release makes reference to non-GAAP net loss which excludes restructuring charges, acquisition-related items, goodwill and intangible asset impairments, and stock-based compensation expense, all of which are required under GAAP. The Company believes these non-GAAP measures provide a meaningful perspective on its underlying cash flow dynamics, but cautions investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP.
Safe Harbor Statement
This release contains statements concerning the Company’s outlook for its third quarter 2007 results and more general statements concerning its optimism and confidence that are forward-looking statements within the meaning of the “Safe Harbor” provisions of the federal Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance. Future performance involves risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including changes in growth in the advanced television, personal computer, multimedia projector, digital media streaming device and flat panel monitor industries; changes in consumer confidence or spending; changes in customer ordering patterns or lead times; the success of our products in expanded markets; success in achieving operating efficiencies from our restructuring efforts; results of our efforts to achieve and maintain profitability and a positive EBITDA; competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; insufficient, excess or obsolete inventory and variations in inventory valuation; our product mix and new product yield rates; changes in regional demand for our product; non-acceptance of our technologies by leading manufacturers, changes in the recoverability of intangible assets and long lived assets; and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.
The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and subsequent SEC filings for a description of factors that could cause actual results to differ materially from the preliminary results announced.
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